Exhibit 5.1
Bass, Berry & Sims plc
Attorneys at Law

A PROFESSIONAL LIMITED LIABILITY COMPANY
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
(615) 742-6200
January 12, 2009
Pinnacle Financial Partners, Inc.
211 Commerce Street
Suite 300
Nashville, Tennessee 37201-1810
     Re:      Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (a) 95,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Preferred Shares”), of Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”); (b) a warrant dated December 12, 2008 (the “Warrant”) to purchase common stock, par value $1.00 per share, of the Company (the “Common Stock”); and (c) the 534,910 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, collectively, the “Securities”).
     The Securities were issued pursuant to a Letter Agreement, dated as of December 12, 2008 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement—Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”). Unless otherwise defined herein, all capitalized terms shall have the meanings attributed to them in the Securities Purchase Agreement.
     In connection with rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Amended and Restated Charter and Bylaws of the Company, each as amended to date, (iii) the Securities

Pinnacle Financial Partners, Inc.
January 12, 2009

Purchase Agreement, (iv) the Warrant, (v) the Articles of Amendment to the Charter establishing and setting out the rights and preferences of the Series A Preferred Stock, and (vi) certain resolutions adopted by the Board of Directors of the Company related to the offering of the Securities and related matters. We have assumed that all documents we have reviewed are the valid and binding obligations of and enforceable against the parties thereto. We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal capacity of all natural persons. We have also reviewed such other corporate documents and records of the Company, such other certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion. As to various issues of fact, we have relied upon the representations and warranties of the Company contained in the Securities Purchase Agreement and upon statements and certificates of officers of the Company, without independent verification or investigation.
     Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
1. The Preferred Shares and the Warrant have been duly authorized and are validly issued, fully paid and nonassessable.
2. The Warrant Shares have been duly authorized, and upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment of the exercise price for such shares, the Warrant shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is based on and is limited to the law of the State of Tennessee and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,
/s/ Bass, Berry & Sims PLC